CONTACT:MARTIN R. IMBLER
PRESIDENT & CEO
812/424-2904

             BERRY PLASTICS COMPLETES ACQUISITION OF POLY-SEAL

FOR IMMEDIATE RELEASE:

EVANSVILLE, INDIANA, May 10, 2000 - Berry Plastics Corporation announced today that it has successfully completed its acquisition of Poly-Seal Corporation, headquartered in Baltimore, Maryland. As a result of the acquisition, Poly-Seal becomes a wholly-owned subsidiary of Berry Plastics Corporation. Terms of the transaction were not disclosed.

Poly-Seal, with annual net sales in excess of $50 million, is one of the nation's leading manufacturers of injection-molded and compression-molded plastic closures for a wide variety of end-use markets.

"We're delighted to complete this important acquisition," said Martin R. Imbler, President and Chief Executive Officer of Berry Plastics. "It is a major step in expanding our participation in the plastic closures business. This is a new market for us, and although it is related to our existing product lines, closures offers an additional growth opportunity as well as the chance to develop innovative new value-added products."

Poly-Seal's plant location in Baltimore will become the primary manufacturing point for Berry's U.S. plastic closure business. Berry currently produces plastic closures for the European market at its plant in Norwich, England.

Bill Herdrich, former President and Chief Executive Officer of Poly-Seal, will continue to work with Berry Plastics as a Consultant focused on the closures business. Robert Weilminster, former Chief Financial Officer of Poly-Seal, has accepted the position of Plant Manager in charge of all operations at the Baltimore facility.

Berry Plastics Corporation is a leading manufacturer and marketer of injection-molded plastic aerosol overcaps, closures, drink cups, rigid thinwall open-top containers and housewares. The company is headquartered in Evansville, Indiana, and, together with its subsidiaries, also has plants in Henderson, Nevada; Iowa Falls, Iowa; Charlotte, North Carolina; York, Pennsylvania; Lawrence, Kansas; Suffolk, Virginia; Monroeville, Ohio; Woodstock, Illinois; Streetsboro, Ohio; Minneapolis, Minnesota; Baltimore, Maryland and Norwich, England. Berry Plastics' principal owners include affiliates of First Atlantic Capital, Chase Capital Partners, Aetna Life Insurance Company and members of Berry's management.